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        Federated Investors, Inc.


        CODE OF ETHICS FOR ACCESS PERSONS

        Effective 1/01/2005

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                                TABLE OF CONTENTS

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                                                                                              PAGE
1     RESPONSIBILITIES...........................................................................2

      1.1   GENERAL-PRINCIPLES...................................................................2
      1.2   COMPLIANCE WITH THIS CODE Is A CONDITION OF EMPLOYMENT...............................3
      1.3   PERSONAL RESPONSIBILITY..............................................................4
      1.4   PERCEIVED AMBIGUITY SHALL NOT EXCUSE VIOLATIONS......................................4
      1.5   PRECLEARANCE DOES NOT PROTECT WRONGDOING.............................................4

2     REPORTING REQUIREMENTS.....................................................................4

      2.1   INITIAL REPORTING REQUIREMENTS.......................................................4
      2.2   QUARTERLY REPORTING REQUIREMENTS.....................................................5
      2.3   ANNUAL REPORTING REQUIREMENTS........................................................6
      2.4   INDEPENDENT DIRECTORS................................................................7
      2.5   NON-FEDERATED OFFICERS OF FEDERATED FUNDS OR PROPRIETARY CLIENT FUNDS................7
      2.6   ACCESS PERSONS ACKNOWLEDGMENTS OF RECEIPT OF CODE OF ETHICS AND
            AMENDMENTS...........................................................................8

3     PRECLEARANCE REQUIREMENTS..................................................................9

      3.1   PRECLEARANCE OF TRADES...............................................................9
      3.2   DURATION AND REVOCATION..............................................................9
      3.3   PRECLEARANCE DOES NOT PROTECT WRONGDOING.............................................9
      3.4   OPTIONS, FUTURES AND/OR SHORT SELLING BY INVESTMENT PERSONNEL........................9
      3.5   EXCEPTIONS...........................................................................9
      3.6   EXCEPTION PROCEDURE FOR EMPLOYEE STOCK OPTIONS OF A PREVIOUS EMPLOYER...............10

4     EXEMPT TRANSACTIONS.......................................................................11

      4.1   EXEMPT SECURITIES...................................................................11
      4.2   DISCRETIONARY ACCOUNTS..............................................................12

5     PROHIBITIONS AND RESTRICTIONS.............................................................12

      5.1   GENERAL PROHIBITIONS................................................................12
      5.2   INITIAL PUBLIC OFFERINGS (OR IPOS) ARE PROHIBITED...................................13
      5.3   PRIVATE PLACEMENTS REQUIRE PRIOR COMPLIANCE APPROVAL................................14
      5.4   PROHIBITION OF SHORT-TERM PROFITS - 60-DAY RULE - INDIVIDUAL SECURITIES.............14
      5.5   MINIMUM HOLDING PERIOD - DESIGNATED FEDERATED FUNDS.................................14
      5.6   PROHIBITION ON INSIDER TRADING......................................................15
      5.7   DISCLOSURE OR MISUSE OF FUND INFORMATION............................................15
      5.8   BLACKOUT - RECOMMENDATIONS / RESTRICTED LIST........................................16
      5.9   BLACKOUT - FUND TRADES..............................................................16
      5.10  PRIOR KNOWLEDGE.....................................................................16
      5.11  DE MINIMIS EXCEPTIONS...............................................................17
      5.12  SERVING ON BOARDS OF DIRECTORS......................................................17
      5.13  EXCESSIVE TRADING AND MARKET TIMING.................................................18
      5.14  INDEPENDENT DIRECTORS...............................................................19
      5.15  RESTRICTIONS ON INVESTMENT CLUBS....................................................19
      5.16  DISCLOSURE OF PERSONAL INTERESTS....................................................20

6     PROHIBITIONS ON GIVING / RECEIVING GIFTS; POLITICAL AND CHARITABLE
      CONTRIBUTIONS.............................................................................20
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
7     REVIEW, REPORTING, EDUCATION AND SANCTIONS................................................21

      7.1   MANAGEMENT REVIEW OF INVESTMENT PERSONNEL'S TRADING ACTIVITY........................21
      7.2   COMPLIANCE REVIEW OF REPORTS AND TRADING ACTIVITY, AND THIS
            CODE OF ETHICS......................................................................22
      7.3   SELF-DISCOVERY AND REPORTING........................................................22
      7.4   EDUCATION...........................................................................23
      7.5   SANCTIONS...........................................................................23
      7.6   FACTORS FOR CONSIDERATION...........................................................24
      7.7   REPORTING OF VIOLATIONS.............................................................24

8     DEFINITIONS...............................................................................24

      8.1   1933 ACT............................................................................24
      8.2   1934 ACT............................................................................24
      8.3   1940 ACT............................................................................24
      8.4   ACCESS PERSON.......................................................................24
      8.5   ADVISER.............................................................................25
      8.6   ADVISERS ACT........................................................................25
      8.7   ASSOCIATED PROCEDURES...............................................................25
      8.8   AUTOMATIC INVESTMENT PLAN...........................................................25
      8.9   BENEFICIAL OWNERSHIP................................................................25
      8.10  BOARD...............................................................................26
      8.11  CODE............................................................................... 26
      8.12  COMPLIANCE COMMITTEE................................................................26
      8.13  COMPLIANCE DEPARTMENT...............................................................26
      8.14  CONTROL.............................................................................26
      8.15  COVERED SECURITY....................................................................26
      8.16  FEDERAL SECURITIES LAWS.............................................................27
      8.17  FEDERATED...........................................................................27
      8.18  FUND................................................................................27
      8.19  INDEPENDENT DIRECTOR................................................................27
      8.20  INITIAL PUBLIC OFFERING.............................................................27
      8.21  INVESTMENT PERSON; INVESTMENT PERSONNEL.............................................27
      8.22  PRIVATE PLACEMENT...................................................................28
      8.23  PURCHASE OR SALE....................................................................28
      8.24  REPORTABLE FUND.....................................................................28
      8.25  SEC.................................................................................28
      8.26  SECURITY............................................................................28
      8.27  SUPERVISED PERSON...................................................................28
      8.28  UNDERWRITER.........................................................................28
      8.29  VENDOR..............................................................................29

                                                          ADDENDUM
            Access Persons Procedures..........................................................A-1
            Compliance Department Procedures...................................................B-1
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                CODE OF ETHICS FOR
                ACCESS PERSONS

                INTRODUCTION

                This Code sets forth a standard of conduct and professionalism that applies to all persons designated as Access Persons by the Compliance Department. This Code was designed and established, and will be maintained and enforced, to protect Federated's clients (or Funds) and Vendors by deterring misconduct and to guard against violations of the Federal Securities Laws. This Code reinforces the value that Federated places on ethical conduct. Each Access Person must comply with this Code and uphold Federated's ethical standards at all times. Each Access Person also is responsible for ensuring that spouses, children and others residing in the same household do not violate the provisions of this Code that are applicable to the Access Person.

                It is Federated's policy that business must be conducted in accordance with the highest moral, fiduciary, legal and ethical standards. Federated's reputation for integrity is its most important asset and each Access Person must contribute to the care and preservation of that asset. This reputation for integrity is the cornerstone of the public's faith and trust in Federated; it is what provides Federated an opportunity to serve investors, shareholders and other stakeholders. A single Access Person's misconduct can do much damage to Federated's hard-earned reputation.

                This Code sets forth the moral, fiduciary, legal and ethical requirements that must be satisfied to comply with this Code. It also sets forth certain "best practices" that Federated believes must be followed. In many cases, this Code also establishes procedures that Access Persons must follow in order to comply with this Code.

                Capitalized terms are defined in Section 8 of this Code.

                Access Persons.      Access Persons include:

                        (a) Designated employees of Federated, including those who work for a subsidiary that is an Adviser, an Underwriter for funds and employees of certain other subsidiaries;

                        (b)     Independent Directors of a fund;

                        (c) Designated officers of Federated funds or proprietary funds who are not employed by Federated, (e.g., designated outside counsel who serve as secretary to one or more funds); and

                        (d)     Investment Personnel.

                Application to Access Persons. This Code applies only to those individuals specified above, designated as Access Persons under this Code. Moreover, certain of the requirements in this Code apply to Access Persons, while other may only

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                apply to Access Persons. Section 2.4, 2.5(b) and 5.14 of this
                Code also clarify the applicability of certain provisions of this Code to Access Persons who are Independent Directors or non-Federated officers of Federated funds or proprietary funds.

                Application to Household Members of Access Persons. As noted above, each Access Person also is responsible for ensuring that spouses, children and others residing in the same household do not violate the provisions of this Code that are applicable to the Access Person (even if the provisions of this Code do not specifically reference household members). See the definitions of "Access Person" and "Investment Personnel" in Section 8 of this Code for further information.

                Questions. Please read the requirements of this Code carefully. If you have any questions regarding how this Code applies to any conduct or practice, please contact the Compliance Department. When in doubt, an Access Person should ask before acting.

                Proprietary Funds. Notwithstanding the adoption of this Code by a Proprietary fund, this Code does not apply to any employee, officer, trustee or director of the Proprietary Fund or its investment adviser who (a) is not employed by Federated and (b) is subject to the terms of another code of ethics approved by the Board.

                Compliance with Other Requirements Still Required. This Code supercedes prior versions of this Code. This Code does not supercede, or relieve an Access Person from complying with, other Federated standards, rules, procedures or policies ("Other Requirements") applicable to the Access Person, whether contained in Federated's employee handbook, compliance program or otherwise or arising under applicable law. In particular, but without limitation, Access Persons are reminded of Federated's Code of Business Conduct and Ethics and Federated's policies and procedures on suitability, best execution, soft dollars, directed brokerage, anti-money laundering, and privacy, and of the other matters addressed in any applicable policies, procedures or compliance program. A violation of any of the Other Requirements by an Access Person may, depending upon the circumstances, also constitute a violation of this Code.

                Sanctions for Violations of this Code. Federated intends to enforce the provisions of this Code vigorously. A violation of this Code may subject an Access Person to sanctions as set forth in Section 7 below (including, without limitation, termination), as well as, in some cases, civil and criminal liability.

                Adoption. Pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act (as applicable), this Code has been adopted on behalf of each investment company that is served by the Board of Directors of the Federated funds, Federated's Advisers and Federated's Underwriters.

1       RESPONSIBILITIES

        1.1     GENERAL PRINCIPLES

                The following general principles govern all conduct of Access Persons, whether or not the conduct also is covered by more specific standards or procedures set forth below.

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                (a)     Fiduciary Principles

                        Each Access Person must:

                        (i) place the Funds' interests ahead of his or her personal interests;

                        (ii) avoid conflicts of interest (actual or potential) and the appearance of any conflict with the Funds or Vendors;

                        (iii) conduct his or her personal transactions in a manner, which is consistent with this Code and which does not interfere with Fund portfolio transactions or otherwise take unfair or inappropriate advantage of his or her relationship to a Fund or a Vendor;

                        (iv) not show inappropriate favoritism of one Fund over another Fund in a manner that would constitute a breach of fiduciary duty;

                        (v) not accept or offer inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence decision-making by either Federated, an Adviser, a Fund or a Vendor;

                        (vi) safeguard material nonpublic Fund information and control its dissemination in a manner consistent with Federated's policies and applicable legal requirements; and

                        (vii) otherwise act in good faith, in an open, honest, non-misleading, professional and unbiased manner, with integrity, and in a manner that instills trust and confidence and promotes independence in the investment decision-making process, in each aspect of the Access Person's professional activities and business (including, without limitation, in all disclosures, advertisements and other communications, and dealings, with Funds, shareholders and accountholders).

                For example, an Access Person's failure to recommend or purchase a Covered Security for the Fund in order to purchase the Covered Security for the Access Person's personal benefit may be considered a violation of this Code.

                (b)     LEGAL PRINCIPLES

                        In addition to complying with the above fiduciary principles, each Access Person must comply with the Federal Securities Laws.

                        (Any Access Person who is a director, officer or employee of Federated should also refer to the "Compliance with Laws, Rules and Regulations" requirements in Federated's Code of Business Conduct and Ethics. If you have questions concerning complying with applicable law, contact the Compliance Department or Federated's General Counsel.)

        1.2     COMPLIANCE WITH THIS CODE IS A CONDITION OF EMPLOYMENT

                Every Access Person must adhere to the general principles set forth in Section 1.1 above, and comply with the specific provisions and Associated Procedures of this Code and the spirit of those provisions. Technical compliance will not be sufficient

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                where the transactions undertaken by an Access Person show a pattern of abuse of the Access Person's fiduciary duty or of violation of applicable legal requirements.

        1.3     PERSONAL RESPONSIBILITY

                It is the responsibility of each Access Person to take all steps necessary before executing a personal trade, or taking other action, to verify that the trade or other action is in compliance with the provisions and intent of this Code.

        1.4     PERCEIVED AMBIGUITY SHALL NOT EXCUSE VIOLATIONS

                Any Access Person who believes a particular provision of this Code is ambiguous is required to contact the Compliance Department for a determination prior to executing a transaction or taking other action subject to that

        1.5     PRECLEARANCE DOES NOT PROTECT WRONGDOING

                Receipt of express prior preclearance approval does not exempt you from the prohibitions outlined in this Code.

2       REPORTING REQUIREMENTS

        The Reporting Requirements in Section 2.1, 2.2, and 2.3 of this Code only apply to Access Persons and their household members.

        Every Access Person is required to submit reports of all Covered Securities Beneficially Owned, all accounts in which any Securities are held and any transactions in Covered Securities as indicated below. Covered Securities transactions of Access Persons will be reviewed for compliance with the provisions of this Code. A violation may result from either a single transaction or multiple transactions if the Compliance Department determines that the transactions did not comply with provisions of this Code.

        Information relating to the holdings and personal trades of Access Persons will be shared with Senior Management of Federated from time to time for purposes of reviewing Access Person trading patterns and practices.

        2.1     INITIAL REPORTING REQUIREMENTS

                Within ten (10) calendar days of becoming an Access Person, the Access Person will submit to the Compliance Department, a holdings report including:

                (a) the full name (i.e., title), description (i.e., type), CUSIP or SEDOL or exchange ticker symbol, number of shares and principal amount of each Covered Security held in any form, including, without limitation, those shares of Federated funds included under this Code's definition of "Covered Security," that are held in all personal or household member accounts with a financial institution or intermediary (this does not include accounts held directly with Federated's Transfer Agent or 401k Plan Administrator), in which the Access Person or household member had any direct or indirect Beneficial Ownership when the Access Person became an Access Person;

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                (b)     open investment account information, including the name
                        and address of any broker, dealer, bank or other financial institution maintaining an account in which any Securities are held for the Access Person's or household member's direct or indirect benefit, and the account numbers; and

                (c)     the date the Access Person submits the report.

                Information provided by the Access Person must be current as of a date no more than 45 days before the report is submitted.

                The Compliance Department will direct the broker, dealer, bank or other financial institution maintaining each account to provide duplicate confirmations of all transactions and account statements directly to the attention of the Compliance Department, in a timely fashion. The Compliance Department also will obtain reports on accounts held directly with Federated's Transfer Agent or 401k Plan Administrator. Each Access Person must assure that such information is received.

        2.2     QUARTERLY REPORTING REQUIREMENTS

                By the date specified by the Compliance Department (but in no event later than thirty (30) calendar days after the end of the calendar quarter) every Access Person must review the information received by the Compliance Department relating to the personal transactions in any Covered Security, and each Access Person must complete (and submit to the Compliance Department) a quarterly Securities transaction report using TradeComply to:

                (a) identify and confirm that all Covered Security transactions during the previous calendar quarter in all personal and household member accounts have been reported, including, without limitation, transactions in Federated funds included under this Code's definition of "Covered Security" that are held in accounts with a financial institution or intermediary (this does not include accounts held directly with Federated's Transfer Agent or 401 k Plan Administrator);

                (b) identify and confirm that all open investment account information, including names of brokers, dealers, banks and other financial institutions, addresses and account numbers, has been reported;

                (c) identify and notify the Compliance Department of any new investment account(s) established with brokers, dealers, banks or other financial institutions during the quarter, the date the account was established and account number;

                (d)     identify the date the Access Person submits the report;

                (e)     resolve any discrepancies with the Compliance
                        Department; and

                (f)     record an electronic signature on TradeComply.

                Information provided by the Access Person must be current as of a date no more than 45 days before the report is submitted.

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                The information required in Sections 2.2(a) and (c) above shall include at least the following information about each transaction involving a Covered Security in which the Access Person or household member had, or as a result of a transaction acquired, any direct or indirect Beneficial Ownership: (1) (A) the date of the transaction, (B) the full name (i.e., title),
                (C) description (i.e., type), and as applicable (D) CUSIP or SEDOL or exchange ticker symbol, (E) interest rate, (F) maturity date, (G) number of shares and (H) principal amount of each Covered Security involved, (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (3) the price of the Security at which the transaction was effected, and (4) the name of the broker, dealer, bank or other financial institution with or through which the transaction was effected.

                An Access Person need not submit a quarterly Securities transactions report: (1) except as provided in Section 4.2 with respect to discretionary accounts, with respect to Securities held in accounts over which the Access Person or household member had no direct or indirect influence or control (unless otherwise required under this Code); or (2) with respect to transactions effected pursuant to an Automatic Investment Plan; or (3) to the extent that the report would duplicate information contained in broker trade confirmations or account statements delivered to Federated so long as such trade confirmations or account statements are received by the Compliance Department no later than 30 days after the end of the applicable calendar quarter.

        2.3     ANNUAL REPORTING REQUIREMENTS

                On an annual basis and by the date specified by the Compliance Department (but in no event later than thirty (30) calendar days after a request) from the Compliance Department, every Access Person is required to provide a written acknowledgment (1) that he or she has received a copy of and read this Code, and (2) of his or her understanding of and compliance with this Code, its requirements and Associated Procedures. At the same time, the Access Person must review a current list of Securities held in the Access Person's account(s) as reported to the Compliance Department for accuracy, and complete (and submit to the Compliance Department) an annual holdings report using TradeComply to:

                (a) identify and confirm all covered Securities held in any form and/or in all personal and household member accounts, including the full name (i.e., title), description (i.e., type), CUSIP OR SEDOL or exchange ticker symbol, number of shares and principal amount of each Covered Security in which the Access Person or household member had any direct or indirect Beneficial Ownership, including, without limitation, shares of Federated funds included under this Code's definition of "Covered Security" that are held in accounts with a financial institution or intermediary (this does not include accounts held directly with Federated's Transfer Agent or 401k Plan Administrator);

                (b) identify and confirm all open investment account information, including names of brokers, dealers, banks and other financial institutions, addresses and account numbers;

                (c)     identify the date the Access Person submits the report;

                (d)     resolve any discrepancies with the Compliance
                        Department, and

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                (e)     record an electronic signature on TradeComply.

                Information provided by the Access Person must be current as of a date no more than 45 days before the report is submitted.

                Except as provided in Section 4.2 with respect to discretionary accounts, an Access Person need not submit an initial holdings report with respect to Securities held in accounts over which the Access Person or household member had or has no direct or indirect influence or control.

        2.4     INDEPENDENT DIRECTORS

                Independent Directors must report all holdings and transactions in shares of Federated funds included under this Code's definition of "Covered Security" that are held in accounts with a financial institution or intermediary, (this does not include accounts held directly with Federated's Transfer Agent or 401k Plan Administrator).

                Except for the responsibility to report holdings and transactions involving Federated funds, an Independent Director (other than any Independent Director who is identified by the Compliance Department as being an Access Person who cannot take advantage of this Section 2.4) is exempt from all other "initial reporting requirements, "annual reporting requirements and "quarterly reporting requirements" so long as, at the time of the personal transaction in the Covered Security (other than shares of Federated funds), such Independent Director neither knew nor, in the ordinary course of fulfilling his or her official duties as a fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security that the Covered Security was purchased or sold by the Fund, or considered for Purchase or Sale.

                Any Independent Director who is identified by the Compliance Department as being an Access Person who cannot take advantage of this Section 2.4 must comply with all reporting requirements applicable to Access Persons set forth in this Code or its Associated Procedures.

        2.5     NON-FEDERATED OFFICERS OF FEDERATED FUNDS OR PROPRIETARY CLIENT
                FUNDS

                (a) Non-Federated personnel serving as officers of a fund who are specifically designated as Access Persons subject to this provision shall be so notified by the Compliance Department and shall be deemed to be Access Persons.

                (b) Such specially designated Access Persons shall be subject to all provisions under this Code applicable to Access Persons (as applicable), except that only the following provisions apply:

                        Section 1         Responsibilities

                        Section 2         Reporting Requirements

                        Section 5.1       General Prohibitions

                        Section 5.2 Initial Public Offerings (or IPOs) are Prohibited

                        Section 5.3 Private Placements Require Prior Compliance Approval

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                        Section 5.5       Minimum Holding Period - Designated
                                          Federated Funds

                        Section 5.6       Prohibition on Insider Trading

                        Section 5.7       Disclosure or Misuse of Fund
                                          Information

                        Section 5.10      Prior Knowledge

                        Section 5.13      Excessive Trading and Market Timing

                        Section 5.15      Investment Clubs

                        Section 5.16      Disclosure of Personal Interests

                        Section 6 Prohibitions on Giving/Receiving Gifts; Political and Charitable Contributions

                        Section 7         Review, Reporting, Education and
                                          Sanctions

                        Section 8         Definitions

                (c) Each specially designated Access Person must notify the Compliance Department of any positions held on the Board of Directors of any publicly held company and any "for-profit" private company. In the event that the Access Person, thereafter, should be advised of an issue relating to any such company, the Access Person must recuse himself or herself from any discussion or consideration of such issues.

                (d) Violations of this Code and/or suspicious trading activity shall be reported by the Compliance Department to the Senior Manager of such Access Person. A report by the employer of the steps taken in response to the issues raised shall be requested by the Compliance Department and reported to Federated management, and, in the case of a personal transaction that conflicts with a mutual fund transaction, the fund's Audit Committee and, ultimately, the fund's Board of Directors.

        2.6 ACCESS PERSONS ACKNOWLEDGMENTS OF RECEIPT OF CODE OF ETHICS AND AMENDMENTS

                (a) The Compliance Department shall provide each Access Person with a copy of this Code annually. The Compliance Department also shall provide each Access Person with a copy of any amendment to this Code promptly after such amendments are adopted (and, to the extent possible, prior to their effectiveness).

                (b) Within thirty (30) calendar days of a request from the Compliance Department after receiving the copy of this Code or an amendment to this Code, every Access Person is required to provide the Compliance Department with a written or electronic acknowledgment (1) that he or she has received and read this Code or such amendment, and
                        (2) of his or her understanding of and compliance with this Code or such amendment, its requirements and any Associated Procedures. An Access Person who provides a written acknowledgement of receipt of a copy of this Code on an annualized basis

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                        under Section 2.3 above need not provide a separate
                        acknowledgment under this Section 2.6 (except for acknowledgments of receipt of any amendments to this
                        Code).

3       PRECLEARANCE REQUIREMENTS

        3.1     PRECLEARANCE OF TRADES

                Unless subject to a preclearance exception, all Access Persons must preclear every Purchase or Sale of a Covered Security in which the Access Person has Beneficial Ownership (including, without limitation, transactions in pension or profit-sharing plans, Initial Public Offerings (or IPOs) (to the extent approved as satisfying the limited exceptions in Sections 5.2(a) or (b) to the general prohibition), and Private Placements), in accordance with the Associated Procedures governing preclearance.

                (a)     Domestic Securities must be precleared using
                        TradeComply.

                (b) Access Persons without access to TradeComply must contact the Compliance Department for forms to be used when submitting preclearance requests.

        3.2     DURATION AND REVOCATION

                Preclearance approval remains in effect until the end of the following business day. Preclearance approval may be revoked at any time upon notification of revocation being provided by the Compliance Department. Any revocation shall not affect any transaction made prior to such revocation notice being delivered during a time when the preclearance approval was effective.

        3.3     PRECLEARANCE DOES NOT PROTECT WRONGDOING

                Preclearance approval and the receipt of express prior preclearance approval does not exempt an Access Person from the prohibitions outlined in this Code.

        3.4     OPTIONS, FUTURES AND/OR SHORT SELLING BY INVESTMENT PERSONNEL

                Investment Personnel trading in options or futures contracts, or engaging in short sales of Covered Securities, must obtain both
                (a) approval by the senior manager designated in this section and (b) preclearance of the trade through TradeComply.

                Transactions by Research Analysts and other Research staff members reporting to the Head of Research - Equity, that involve options, futures and/or short selling must be first pre-approved by the Head of Research - Equity, or his designee, and then precleared through TradeComply. Transactions by all other Investment Personnel that involve options, futures and/or short selling must be first pre-approved by the Chief Investment Officer having responsibility for the Security type, or his or her designee, and then precleared through TradeComply.

        3.5     EXCEPTIONS

                Preclearance requirements do not apply to:

                (a) Shares of any registered open end investment companies, including, without limitation, Federated funds included under this Code's definition of "Covered Security".

                (b)     Non-volitional purchases or sales.

                (c) Automatic Investment Plans, including, without limitation, dividend reinvestment plans; or automatic payroll deduction plan purchases that are either (a) made solely with the dividend proceeds, or (b) whereby an employee purchases Securities issued by an employer.

                (d) Exercise of rights to purchase and any sales of such rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer.

                (e) Exercise of rights to tender Securities when an offer is made on a pro rata basis to all holders of a class of Covered Securities.

                (f)     Gifts or charitable donations of a Covered Security.

                (g) Purchases and sales of Covered Securities executed by an Independent Director.

                Notwithstanding anything in this Section 3.5 to the contrary, Initial Public Offerings (or IPOs) (to the extent approved as satisfying the limited exceptions in Sections 5.2(a) or (b) to the general prohibition) and Private Placements shall in no event be excepted from the preclearance requirements.

        3.6     EXCEPTION PROCEDURE FOR EMPLOYEE STOCK OPTIONS OF A PREVIOUS
                EMPLOYER

                Subject to the conditions indicated, an Access Person or Investment Person may exercise employee stock options for Securities of a previous employer, as follows:

                (a) Access Persons and Investment Personnel may exercise such an employee stock option for cash and hold the stock thereafter, without restriction that would otherwise be imposed by concurrent fund transactions after a determination is made by the Compliance Department that no material conflict of interest exists.

                (b) Access Persons and Investment Personnel may utilize a cashless exercise of an option by applying previously held shares in payment for a greater number of new shares, without restriction that would otherwise be imposed by concurrent fund transactions or the 60-day rule, after a determination is made by the Compliance Department that no material conflict of interest exists.

                (c) Access Persons and Investment Personnel may exercise a cashless exercise involving a sale of shares, subject only to a blackout on the day of a fund trade, and without regard to the 60-day rule, if the exercise is approved, in writing, by the President of the Advisers. Any such exercise by the President of the Advisers would require written approval by the Chief Executive Officer of Federated Investors, Inc.

                (d) All such exception provisions for the exercise of employee stock options shall be conditioned on:

                        (i) Access Persons and Investment Personnel must notify the Compliance Department of the existence of all employee stock options held in a previous employer and request approval to proceed with each exercise.

                        (ii) Prior to granting approval of the requested exercise, the Compliance Department must document that no apparent conflict of interest has been identified that would prohibit the exercise.

                        (iii) Approval of any such exercise shall be conditioned on full disclosure to the Compliance Department of all communications concerning that Security within Federated by the Access Person or Investment Person during the seven days prior to the exercise of an employee stock option.

                        (iv) Following the exercise of such an option, the Compliance Department shall further review any fund transaction in the same Security during what otherwise would have been an applicable blackout period and any other activity by the Access Person or Investment Person to determine and document that no apparent conflict of interest can be identified that would have prohibited the exercise. Should such an apparent conflict be identified, it shall be reported to the President of the Advisers and the Chief Executive Officer of Federated Investors, Inc., and investigated further for determination as to whether a violation has occurred.

                Notwithstanding anything in this Section 3.6 to the contrary, Initial Public Offerings (or IPOs) (to the extent approved as satisfying the limited exceptions in Sections 5.2(a) or (b) to the general prohibition) and Private Placements shall in no event be excepted from the preclearance requirements.

4       EXEMPT TRANSACTIONS

        4.1     EXEMPT SECURITIES

                Unless otherwise specified within this Code, purchases or sales of the following Securities are not subject to the Preclearance (Section 3) or Prohibitions and Restrictions (Section 5) sections of this Code:

                (a) direct obligations of the Government of the United States and U. S. Government Agencies;

                (b)     bankers' acceptances;

                (c)     bank certificates of deposit;

                (d)     commercial paper;

                (e) high quality short-term debt instruments, including, without limitation, repurchase agreements; and

                (f) shares of registered open-end investment companies that are not included under this Code's definition of "Covered Security".

                (Note specified provisions of this Code are applicable to investment in Federated funds included under this Code's definition of "Covered Security".)

        4.2     DISCRETIONARY ACCOUNTS

                Discretionary accounts over which the Access Person (or household member) has no direct or indirect influence or control are not subject to preclearance requirements (Section 3), prohibition of short-term profits (Section 5.4) or blackout periods (Sections 5.8 and 5.9), but retain the prohibition on Initial Public Offerings (or IPOs) (Section 5.2), the limitations of Private Placements (Section 5.3), and minimum holding period (Section 5.5) specified in this Code and are subject to all reporting requirements (Section 2).

                Access Persons establishing discretionary accounts and the individuals accepting discretionary authority over such accounts are required to acknowledge, in writing, their understanding and acceptance of the restrictions applicable to such accounts. Access Persons must provide information relating to the investment objective and any restrictions placed on his or her (or household member's) discretionary account(s) and any changes made to those objectives or restrictions to the Compliance Department.

5       PROHIBITIONS AND RESTRICTIONS

        5.1     GENERAL PROHIBITIONS

                Every Access Person is prohibited, in connection with the Purchase or Sale, directly or indirectly, by the Access Person, of a Security Held or to be Acquired by a Fund from:

                (a) employing any device, scheme or artifice to defraud the Fund;

                (b) making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

                (c) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

                (d) engaging in any manipulative practice with respect to the Fund.

                Examples: Causing the Fund to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person's investment, such as an outstanding option.

                        Without limiting the foregoing:

                        (i) Each Access Person also is prohibited from usurping investment or other business opportunities of a Fund for personal benefit (or for the inappropriate benefit of Federated). Each Access Person owes a duty to the Funds to advance the Funds' legitimate interests when the opportunity to do so arises. This duty of loyalty is violated if an Access Person personally profits (or allows Federated to inappropriately profit) from an investment or other business opportunity that rightfully belongs to a Fund. This problem could arise, for example, if an Access Person becomes aware through the use of Federated or Fund property, information or relationships of an investment opportunity (either a loan or equity transaction) in which the Fund is or may be interested, and then participates in the transaction personally or informs others of the opportunity before offering it to the Fund. An Access Person is prohibited from using Federated or Fund property, information or relationships for personal gain (or for the inappropriate gain of Federated);

                        (ii) Each Access Person also is prohibited taking inappropriate or unfair advantage of his or her relationship with a Fund or a Vendor. Under this duty of fair dealing, no Access Person should take advantage of a Fund or a Vendor, or another person or entity, through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. All business conducted on behalf of Federated is to be done with integrity and high moral, legal, fiduciary and ethical business standards;

                        (iii) Each Access Person is prohibited from misappropriating Federated or Fund assets; and

                        (iv) Each Access Person is prohibited from taking any action to fraudulently influence, control, coerce, manipulate or mislead any independent accountants engaged in the performance of an audit of Federated's or a Fund's financial statements for the purpose of rendering such financial statements materially misleading.

                (Any Access Person who is a director, officer or employee of Federated should also refer to the "Corporate Opportunities," "Fair Dealing," "Protection and Proper Use of Company Assets" and "Improper Influence on the Conduct of Audits" requirements in Federated's Code of Business Conduct and Ethics. If you have questions concerning the duty of loyalty, duty of fair dealing, use of assets or audits, contact the Compliance Department or Federated's General Counsel.)

5.2     INITIAL PUBLIC OFFERINGS (OR IPOS) ARE PROHIBITED

                Access Persons may not directly or indirectly acquire Beneficial Ownership in any Security in an Initial Public Offering (or IPO) without prior approval. Exceptions may be approved in the following instances:

                (a) Initial Public Offerings (or IPOs) relating to Securities of the employer of a spouse, when offered to all employees at the spouse's level, or the demutualization of insurance companies, banks or savings and loans are allowed, and

                (b) initial offering of diversified investment funds, including, without limitation, closed-end funds and unit investment trusts (or "UlTs") are allowed.

                All such exceptions require reporting and preclearance approval in accordance with the provisions of Sections 2 and 3 above.

        5.3     PRIVATE PLACEMENTS REQUIRE PRIOR COMPLIANCE APPROVAL

                Access Persons may not directly or indirectly acquire Beneficial Ownership in any Security in a Private Placement without prior approval. Any such transaction requires reporting and preclearance approval in accordance with the provisions of Sections 2 and 3 above. No Access Person will be allowed to invest in a Private Placement in which a Fund has an investment or contemplates participation.

                If an Investment Person receives prior approval and acquires a Security in a Private Placement, the Investment Person must disclose this investment to the Chief Investment Officer (or the Chief Investment Officer's designee) before the Investment Person may participate in any subsequent consideration of any potential investment by a Fund in the issuer of that Security.

                Following a purchase by an Investment Person in an approved personal transaction, any purchase by a Fund of Securities issued by the same company (other than secondary market purchases of publicly traded Securities) will be subject to an independent review by the Compliance Department.

        5.4 PROHIBITION OF SHORT-TERM PROFITS - 60-DAY RULE - INDIVIDUAL SECURITIES

                As a general rule, personal Securities transactions of Access Persons should be for long-term investment purposes and should not be initiated for short-term profits. Profits realized on the sale of an individual Security held less than 60 days must be disgorged.

                (a) When a new purchase results in multiple lots of a Security held in personal portfolios, no lot of the same Security may be sold within 60 days if sale of any lot of the Security would result in a gain.

                (b) Similarly, no Security may be purchased within 60 days of the sale of the same Security, unless the Security is purchased at a price greater than the price of any sale of the Security within the prior 60 days.

        5.5     MINIMUM HOLDING PERIOD - DESIGNATED FEDERATED FUNDS

                Any holding of Federated funds designated as "Covered Securities" under this Code will be required to be held for a minimum time period before it may be sold. In addition, the frequency in which an Access Person may adjust the asset allocation among Federated funds is restricted. The following conditions apply:

                (a) The minimum required holding period for Federated funds is 60 days, unless the particular fund has a redemption fee provision lasting for a longer period, in which case the minimum holding period will be the same as the redemption fee period. Holding periods will be measured for fund transactions on a "first in, first out" (FIFO) accounting basis.

                (b) Asset allocation adjustments to investments in Federated funds may be made no more frequently than once every 31 days by each Access Person.

                (c) Neither systematic purchases (periodic contributions or 401k deferrals) nor systematic or periodic withdrawals, that are part of a regular pattern, as determined by the Compliance Department, will generally trigger a holding period violation. Similarly, required income distributions by a trust, minimum required individual retirement account (or "IRA") distributions and 529 Plan distributions for education expenses will not generally trigger a holding period violation.

                (d) The Compliance Department shall be authorized to grant further exception from the required holding period in cases of exceptional hardship that could not be reasonably foreseen by an Access Person.

        5.6     PROHIBITION ON INSIDER TRADING

                Use of material, non-public information about any issuer of Securities by an access person is prohibited, regardless of whether such Securities are held by or have been recommended for any Fund. "Material non-public information" relates not only to issuers, but also includes, without limitation, an Adviser's Securities recommendations and Fund Securities holdings and transactions.

                (See the Federated "Confidentiality and Insider Trading Policy" for more information. Also, any Access Person who is a director, officer or employee of Federated should also refer to the "Insider Trading" requirements in Federated's Code of Business Conduct and Ethics. If you have questions concerning insider trading issues, contact the Compliance Department or Federated's General Counsel.)

        5.7     DISCLOSURE OR MISUSE OF FUND INFORMATION

                Selective disclosure to third parties or misuse of any material, nonpublic Fund-related information by an access person is prohibited. No portfolio holdings or any other material, nonpublic information regarding a Fund may be disclosed, unless the same data is posted on the public website for other investors or is otherwise publicly available on a simultaneous basis. "Material" information is defined as any Fund-related information that might be expected to impact an investor's decision to buy, sell or hold a Fund or Security, and may include, without limitation, holdings, trading strategies, pending transactions, performance or performance attribution, duration, yields or other key statistics. Requests for public disclosure of previously undisclosed information or to release information on a more frequent schedule must be approved by the President of the Advisers and the Chief Compliance Officer.

                The Purchase or Sale of Federated fund shares based on material, nonpublic information about the fund's portfolio is similarly prohibited.

                (See the Federated "Fund Information Disclosure Policy" for more information. Also, any Access Person who is a director, officer or employee of Federated should also refer to the "Confidentiality" requirements in Federated's Code of Business Conduct and Ethics. If you have questions concerning disclosure or misuse of Fund information, contact the Compliance Department or Federated's General Counsel.)

        5.8     BLACKOUT - RECOMMENDATIONS / RESTRICTED LIST

                Research analysts covering, recommending or trading a Security in a model portfolio may not execute a personal transaction in that Covered Security within seven (7) days before or after a recommendation is made to "buy" or "sell" that Security or it is added to the "restricted list" or the model portfolio trade occurs. This provision supersedes both the de minimis rule provided below (Section 5.11) and any prior preclearance.

                Other Investment Personnel not involved in recommending a Security may not execute a personal transaction in a Covered Security within seven (7) calendar days after a recommendation is made to "buy" or "sell" that Security or it is added to the "restricted list." This provision supersedes both the de minimis rule provided below (Section 5.11) and any prior preclearance.

                Other Access Persons are restricted from executing a personal transaction in any Covered Security for one business day after a recommendation is made to "buy" or "sell" that Security or it is added to the "restricted list", subject to the de minimis rule, provided below (Section 5.11), and prior preclearance.

        5.9     BLACKOUT - FUND TRADES

                Portfolio managers of a Fund and research analysts covering or recommending a Covered Security are prohibited from purchasing or selling that Security within seven (7) days before or after the Fund purchases or sells that Security. This provision supersedes both the de minimis rule provided below
                (Section 5.11) and any prior preclearance

                Investment Personnel not involved in recommending a Security or ordering a trade in that Security may not purchase or sell a Covered Security within seven (7) calendar days after the Fund purchases or sells the same Covered Security, subject to the de minimis rule provided below (Section 5.11), and prior preclearance.

                Access Persons are restricted from executing a personal transaction in any Covered Security at any time during which the Fund has a pending "buy" or "sell" order for that Covered Security, until the Fund's orders are either executed or withdrawn, subject to the de minimis rule, provided below (Section 5.11) and prior preclearance.

        5.10    PRIOR KNOWLEDGE

                No Access Person may execute a personal transaction, directly or indirectly, in any Covered Security, and neither the de minimis rule provided below nor any prior preclearance will apply, when he or she knows, or should have known, that the Covered
                Security:

                (a)     is being considered for Purchase or Sale by the Fund; or

                (b)     is being purchased or sold by the Fund.

        5.11    DE MINIMIS EXCEPTIONS

                Unless otherwise specified, blackout periods do not apply for a personal transaction in any large cap Security (defined as companies with equity market capitalization equaling or exceeding $7 billion) when the total value of the transaction is:

                (a)     $10,000 or less for any large cap EQUITY Security, or

                (b)     $25,000 or less for any large cap FIXED INCOME Security

                The de minimis allowance is a single exception to the entire blackout period, regardless of the length of time during which the blackout may be in effect. For example, an Investment Person may enter into only one de minimis transaction per Security during any seven (7) day period.

                These de minimis provisions do not apply to specified Investment Personnel, as provided in Sections 5.8 and 5.9 above.

                De Minimis rules do not protect wrongdoing. Any Purchase or Sale by any Access Person undertaken in reliance on this provision remains subject to the prohibitions enumerated in this Code and the judgment of the Compliance Department, notwithstanding any other provisions of this Code.

        5.12    SERVING ON BOARDS OF DIRECTORS

                This Section 5.12 applies to Access Persons, but not any household members of such Access Persons.

                The director of a company has access to sensitive information and charts the course of the company. Federated must take safeguards to shield Federated and Access Persons from even the appearance of impropriety. To that end:

                (a) All Investment Personnel are prohibited from serving on the boards of directors of any publicly issued or privately held issuer of a Security (whether "for profit," "not for profit," "charitable" or otherwise) that is an eligible investment for a Fund. If a Security becomes an eligible investment for a Fund after an Investment Person has begun serving on such a board, the Investment Person must immediately recuse himself or herself from all board matters and resign from such board.

                (b) All Access Persons who are not also Investment Personnel also are prohibited from serving on the boards of directors of any publicly issued or privately held issuer of a Security (whether "for profit," "not for profit," "charitable" or otherwise) that is an eligible investment for a Fund, unless an exception is granted in writing by the Compliance Committee. The Compliance Committee shall provide a copy of the written authorization for the exception to the Compliance Department.

                (c) All Access Persons (which includes, without limitation, Investment Personnel) also are prohibited from serving on the boards of directors of any publicly issued or privately held issuer of a Security (whether "for profit," "not for profit," "charitable" or otherwise) that is not an eligible investment for a Fund, unless an exception is granted in writing by the Compliance Committee. The Compliance Committee shall provide a copy of the written authorization for the exception to the Compliance Department.

                (d) Any exception contemplated in Section 5.12(b) or (c) above may be made only in special circumstances where the Compliance Committee determines that such board service would be consistent with the interests of Federated, the Funds, shareholders and accountholders and is required by extenuating circumstances relating either to the issuer of the Security (as in the case of a fund holding a concentration of a Security that is in a workout situation) or to an unique and unusual personal situation. Prior to any exception being granted, the applicable Access Person must certify in writing the basis for the exception, and his or her agreement to comply with the provisions of this Section
                        5.12. If prior approval to serve as a director of a company is granted, any such Access Person has an affirmative duty to (1) recuse themselves from participating in any deliberations regarding such company, and (2) not share non-public information of such company with any Federated personnel (including, without limitation, any Investment Personnel).

                (e) If an Access Person (including, without limitation, Investment Personnel) serves on the board of a non-public company, and the non-public company seeks to go public, such Access Person must, promptly after the company's intention to go public becomes public, take steps to reconfirm his or her compliance with the requirements of this Section 5.12. If continued service would be prohibited under Section 5.12(a), or if an exception has not been reconfirmed under Sections 5.12(b) or (c) as of the time when the company's shares are first offered to the public, then the Access Person must immediately recuse himself or herself from all board matters and resign from such board.

                (f) All Access Persons (including, without limitation, Investment Personnel) must notify the Compliance Department in writing promptly after receiving a request to serve on any board. All Access Persons (including, without limitation, Investment Personnel) also must notify the Compliance Department in writing of any boards on which the such Access Person serves in compliance with this Section 5.12 (1) initially upon becoming an Access Person or, (2) upon beginning to serve on another board, and (3) upon resigning from any board.

                (g) Nothing in this Section 5.12 limits or restricts service on the Board of Federated, its subsidiaries, Federated Funds, Proprietary Funds, or other funds administered by subsidiaries of Federated.

                (Any Access Person who is a director, officer or employee of Federated should also refer to the "Corporate Boards" requirements in Federated's Code of Business Conduct and Ethics.)

        5.13    EXCESSIVE TRADING AND MARKET TIMING

                (a) Access Persons are strongly discouraged from trading excessively. This applies to both individual Securities and registered investment company Securities included under this Code's definition of "Covered Security." The

                        Chief Investment Officers and the President of the Advisers will review the transaction volume of Investment Personnel on a monthly basis. The transaction volume of other Access Persons may be reviewed with other managers periodically.

                (b) Access Persons are prohibited from market timing. This includes, without limitation, entering into any agreement or arrangement to permit market timing by any Fund, shareholder or accountholder or in any Fund, or by any broker, dealer, bank or other financial institution, person or entity. Frequent or short-term trading into and out of Funds can have adverse consequences for the Funds, shareholders and accountholders who use the Funds as a long-term investment vehicles. Such trading in significant amounts can disrupt the Funds' investment strategies (e.g., by requiring the Funds to sell investments at inopportune times or maintain excessive short-term or cash positions to support redemptions or cash flow needs), increase brokerage and administrative costs and affect the timing and amount of taxable gains distributed by or in respect of the Funds. Such trading may also seek to profit by estimating changes in a fund's net asset value in advance of the time as of which net asset value is calculated.

        5.14    INDEPENDENT DIRECTORS

                Notwithstanding the other restrictions or exemptions provided under this Code, Independent Directors (other than Independent Directors identified by the Compliance Department as being Access Persons subject to additional provisions of this Code) are subject only to the following subsections of this Section 5:

                Section 5.1     General Prohibitions

                Section 5.5     Minimum Holding Period - Designated Federated
                                Funds

                Section 5.6     Prohibition on Insider Trading

                Section 5.7     Disclosure or Misuse of Fund Information

                Section 5.10    Prior Knowledge

                Section 5.13    Excessive Trading and Market Timing

                No other provisions of this Section 5 apply to Independent Directors nor their household members.

        5.15    RESTRICTIONS ON INVESTMENT CLUBS

                Investment Personnel who wish to participate in an investment club must request Chief Investment Officer approval prior to joining in the club activity. Names of other club members must be disclosed. The Chief Investment Officer shall notify the Compliance Department when such approval is granted.

                Access Persons will be deemed to have a Beneficial Ownership in any trade by the club. All investment club activity by any Access Person (including, without limitation, any Investment Person) will require preclearance and must be reported by duplicate confirms and statements.

        5.16    DISCLOSURE OF PERSONAL INTERESTS

                All Access Persons (including, without limitation, Investment Personnel) are prohibited from:

                (a) recommending, implementing or considering any Securities transaction for a Fund, or

                (b) negotiating any agreement or otherwise arranging for any relationship with any Vendor,

                without having disclosed in writing to the Chief Investment Officer (in the case of Investment Personnel) (or another person designated by the Chief Investment Officer) or the Compliance Department (in the case of all other Access Persons):

                        (i) any material Beneficial Ownership, business or personal relationship, or other material interest, that the Access Person has in an issuer or its affiliates, or in a Vendor, or

                        (ii) other material conflict of interest that the Access Person has with an issuer or its affiliates or with a Vendor.

                If the Chief Investment Officer (or other designated person) or Compliance Department determines that the disclosed interest is a material conflict of interest, then the Access Person may not participate in (a) any decision-making process regarding the Securities of that issuer, or (b) any negotiations or discussions with the Vendor.

                In addition to the specific requirements above, each Access Person has the responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of acting for reasons of personal gain (or the inappropriate gain of Federated to the detriment of a Fund, an issuer or its affiliates or a Vendor). If you have questions regarding disclosure of personal interests and conflicts of interest, contact the Compliance Department or Federated's General Counsel).

                (Any Access Person who is a director, officer or employee of Federated should also refer to the "Conflicts of Interest" and "Personal Financial Interests; Outside Business Interests" requirements in Federated's Code of Business Conduct and Ethics.)

6       PROHIBITIONS ON GIVING/RECEIVING GIFTS; POLITICAL AND CHARITABLE
        CONTRIBUTIONS

        Access Persons are in a position of trust and must exercise great care to preserve their independence. As a general rule, no Access Person should ever receive, solicit, make or offer an inappropriate payment or anything of value in exchange for a decision involving Federated's, a Fund's or a Vendor's business. Decisions must be made in an unbiased manner. Bribery, kickbacks and other improper payments have no place in Federated's business.

        Without limiting the foregoing general principles:

                (a) Every Access Person is prohibited from, either individually or in the aggregate with all other Access Persons, giving or receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year to or from any Fund, or other person or entity, from, to or through whom Fund purchases or sells Securities, or an issuer of Securities or its affiliates or a Vendor. For purposes of this Code, "de minimis value" is equal to $100 or less. This prohibition does not apply to:

                        (i) salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person's employment responsibilities for the Access Person's employer;

                        (ii) meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

                        (iii) advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

                        (iv) the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job or recognized holiday; or

                        (v) the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

                (b) Every Access Person is prohibited from (i) making political or charitable contributions for the purpose of obtaining or retaining assets from, or advisory contracts or other business relationships with, federal, state, local or foreign governments or governmental agencies, or political subdivisions of any other them, or charitable organizations; and (ii) considering an Adviser's or Federated's current or anticipated business relationships as a factor in soliciting political or charitable donations.

        (Any Access Person who is a director, officer or employee of Federated should also refer to the "Payments and Gifts" requirements in Federated's Code of Business Conduct and Ethics. Any Access Persons who are subject to the Broker-Dealer Written Supervisory Policies and Procedures also should consult those procedures for additional guidance on the receipt of gifts and gratuities. If you have questions regarding the receipt of gifts or political and charitable contributions, contact the Compliance Department or Federated's General Counsel.)

7       REVIEW, REPORTING, EDUCATION AND SANCTIONS

        7.1     MANAGEMENT REVIEW OF INVESTMENT PERSONNEL'S TRADING ACTIVITY

                The President of the Advisers, the Chief Investment Officers and such additional managers as the President of the Advisers may designate will receive regular reports of investment-related activity by Investment Personnel, such as preclearance requests and completed transactions. Personal investment data will be reviewed to determine whether the transactions conflict with any Fund activity and whether the transactions appear appropriate and consistent with the position and responsibility of the Investment Person.

        7.2 COMPLIANCE REVIEW OF REPORTS AND TRADING ACTIVITY, AND THIS CODE OF ETHICS

                Federated's Compliance Department will review all initial holdings reports, quarterly transaction reports, annual holdings reports and other reports and information required to be submitted under this Code to identify improper trading activity or patterns of trading, and to otherwise seek to verify compliance with this Code. Without limiting the foregoing, the Compliance Department will review personal trading activity and trading records to identify possible violations, including:

                (a) delay in reporting individual investments or investment accounts;

                (b) failure to report individual investments or investment accounts;

                (c)     filing false or incomplete reports;

                (d)     failure to preclear individual trades;

                (e)     executing trades that violate provisions of this Code;
                        and

                (f)     failure to comply with the receipt of gifts provision.

                In addition, the review may also include (as applicable, and in the Compliance Department's discretion): (i) a comparison of personal trading to applicable restricted lists; (ii) an assessment of whether an Access Person is trading for his or her own account in the same Securities he or she is trading for Funds (and, if so, whether the Funds are receiving terms as favorable as the Access Person takes for himself or herself);
                (iii) an assessment of Access Person trading patterns for indications of abuse (including, without limitation, "market timing"); (iv) an analysis of any substantial disparities between the quality of performance an Access Person receives for his or her own account and that he or she receives for Funds; and (iv) an analysis of any substantial disparities between the percentage of personal trades that are profitable and the percentage that are profitable when he or she places trades for Funds.

                Violations noted will be identified as being technical, substantive or material.

                Federated's Compliance Department also will review this Code, and the implementation, effectiveness and enforcement of this Code, at least once annually or more frequently in response to material changes in legal requirements or business practices, as contemplated by Federated's written compliance program.

        7.3     SELF-DISCOVERY AND REPORTING

                (a) Each Access Person is required to report violations or suspected violations by any party of this Code promptly to the Compliance Department. If the person within the Compliance Department that receives the report is not the Chief Compliance Officer, that person must report all violations reported to the Chief Compliance Officer.

                (b) Immediate disclosure by an Access Person to the Compliance Department of a self-discovered violation and correction of that violation (including, without limitation, the immediate disgorging of any gain) will generally be treated as an "exception" to be recorded, but not as a material violation, if the Access Person is not benefited by the transaction and the Compliance Department determines that the violation was not intentional.

                (c) It is Federated's policy that retaliation against Access Persons who report actual or suspected violations of this Code is prohibited. Any actual or attempted retaliation will be treated as a separate violation of this Code, which will be subject to sanction in accordance with Section 7.5 below (including, without limitation, termination).

                (Any Access Person who is a director, officer or employee of Federated should also refer to the "Reporting of any Illegal or Unethical Behavior" requirements in Federated's Code of Business Conduct and Ethics. If you have questions concerning reporting violations, contact the Compliance Department or Federated's General Counsel.)

        7.4     EDUCATION

                From time to time the Compliance Department will schedule training sessions or may otherwise distribute educational materials regarding this Code. Access Persons are required to sign-up for and attend any training session scheduled for such Access Persons by the Compliance Department, or, if an Access Person cannot attend a scheduled training session, to contact the Compliance Department to schedule a make-up session. Access Persons will be required to provide a written acknowledgment of attendance at any such training sessions. If educational materials are distributed, an Access Person may be asked to provide a written acknowledgment that the Access Person received, read and understood the educational materials.

        7.5     SANCTIONS

                Upon determining that a violation of this Code or its Associated Procedures has occurred, the Compliance Department may take such actions or impose such sanctions, if any, as it deems appropriate, including, without limitation:

                (a)     a letter of censure;

                (b)     suspension;

                (c)     a reassignment of duties or job functions;

                (d)     a fine, either nominal or substantial;

                (e)     the unwinding of trades;

                (f)     the disgorging of profits;

                (g) the disallowance of or required preclearance of discretionary account trades;

                (h) the prohibition of or further restrictions on personal trading or other activities; or

                (i) the recommendation that the employment of the violator be terminated.

        7.6     FACTORS FOR CONSIDERATION

                Sanctions listed above may be assessed individually or in combination. Prior violations of the Access Person and the degree of responsibility exercised by the Access Person will be taken into consideration in the assessment of sanctions.

                In instances where a member of the Access Person's household commits the violation, any sanction will be imposed on the Access Person.

        7.7     REPORTING OF VIOLATIONS

                (a) Violations of Investment Personnel and proposed sanctions will be reported to the responsible Chief Investment Officer and/or Manager. Violations of other Access Persons, and proposed sanctions, will be reported to the responsible Senior Manager. All violations and the proposed sanction will be reported to the General Counsel and the Chief Audit Executive of Federated.

                (b) All substantive or material violations of this Code, any sanctions imposed with respect thereto, any patterns or trends noted and any difficulties in administration of this Code shall be reported to Senior Management and, in the case of a personal transaction that conflicts with a mutual fund transaction, to the Board of the fund, or its Audit Committee, at least annually.

8       DEFINITIONS

        8.1     1933 ACT

                The "1933 Act" means the Securities Act of 1933, as amended.

        8.2     1934 ACT

                The "1934 Act" means the Securities Exchange Act of 1934, as amended.

        8.3     1940 ACT

                The "1940 Act" means the Investment Company Act of 1940, as amended.

        8.4     ACCESS PERSON

                "Access Person" means any person who participates in or who, in connection with his or her duties, obtains or could obtain any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund. It includes, without limitation, a director, trustee, officer, managing general partner, general partner, or Investment Person of a Fund, of the Underwriter, and of the Adviser and other persons designated by the Compliance Department, any trust in which a Federated Access Person is a trustee with investment discretion and in which such Access Person is directly or indirectly a beneficiary, any closely-held entity (such as a partnership, limited liability company or corporation) in which an

                Access Person holds a Controlling interest and with respect to which he or she has investment discretion, and any account (including, without limitation, any retirement, pension, deferred compensation or similar account) in which an Access Person directly or indirectly has a substantial economic interest and over which he or she exercise investment discretion. Without limiting the foregoing, "Access Person" also means any Investment Person who has access to nonpublic information regarding any Fund's Purchase or Sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or who is involved in making Securities recommendations to Funds, or has access to such recommendations that are nonpublic. Access Person is intended to include and includes persons deemed to be Supervised Persons pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as further defined hereunder.

                Activity (including, without limitation, trading activity) by an Access Person's household members will generally be attributed to the Access Person. (If non-family members also reside in the household, the Access Person must either declare that the Access Person has no influence on the investment or other decisions of the other party or the Access Person must report the party as an Access Person.).

        8.5     ADVISER

                "Adviser" means any subsidiary of Federated registered as an investment adviser with the SEC.

        8.6     ADVISERS ACT

                "Advisers Act" means the Investment Advisers Act of 1940, as amended.

        8.7     ASSOCIATED PROCEDURES

                "Associated Procedures" means those procedures and/or statements that have been adopted by the Underwriter, the Adviser, a Fund or the Compliance Department, and which are designed to supplement this Code and its provisions.

        8.8     AUTOMATIC INVESTMENT PLAN

                "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An "Automatic Investment Plan" includes, without limitation, a dividend reimbursement plan.

        8.9     BENEFICIAL OWNERSHIP

                "Beneficial Ownership" will be attributed to an Access Person in all instances where the Access Person directly or indirectly (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or
                (iii) receives any benefits substantially equivalent to those of ownership. It is the intent of Federated that "Beneficial Ownership" be interpreted in the same manner as it would be under 17 C.F.R. Section 240.16a-1(a)(2) in determining whether a person has Beneficial Ownership of a

                Security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

        8.10    BOARD

                The "Board" means, with respect to a fund, the board of directors or trustees or any other group serving a similar function that has adopted this Code on behalf of the fund.

        8.11    CODE

                "Code" means this Code of Ethics and any Associated Procedures.

        8.12    COMPLIANCE COMMITTEE

                "Compliance Committee" means that committee referenced under the Federated Code of Business Conduct and Ethics, consisting of, among others, the Chief Compliance Officer, the General Counsel and the Chief Audit Executive.

        8.13    COMPLIANCE DEPARTMENT

                The "Compliance Department" means the Chief Compliance Officer of Federated and those other individuals designated by him or her as responsible for implementing this Code and the Associated Procedures.

        8.14    CONTROL

                "Control" has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

        8.15    COVERED SECURITY

                "Covered Security" means any Security, or interest in a Security held in any form, not expressly excluded by provisions of this Code, including, without limitation: equity and debt Securities; derivative Securities, including, without limitation, options on and warrants to purchase equity or debt Securities; shares of closed-end investment companies; investments in unit investment trusts; and any related instruments and Securities. "Covered Security" also means shares of any Reportable Funds and any 529 Plan or annuity employing such funds, unless specifically excluded in the paragraph below. Also included are futures, swaps and other derivative contracts.

                "Covered Security" does not include: (1) direct obligations of the Government of the United States or U. S. Government Agencies (regardless of their maturities); (2) bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements;
                (3) shares of 1940 Act registered investment companies that are designated as money market funds; (4) shares issued by 1940 Act registered open-end investment companies (other than Reportable Funds) in a direct account with a mutual fund, or 529 Plan or annuity offeror when that account may only hold registered open-end investment company Securities; or (5) shares issued by unit investment trusts (or "UITs") that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

        8.16    FEDERAL SECURITIES LAWS

                "Federal Securities Laws" means (a) the 1933 Act, (b) the 1934 Act, (c) the Sarbanes-Oxley Act of 2002, (d) the 1940 Act, (e) the Advisers Act, (f) Title V of the Gramm-Leach Bliley Act, (g) any rules of the SEC promulgated under any of the statutes identified in (a) through (f) above, (h) the Bank Secrecy Act as it applies to registered mutual funds and investment advisers, and (i) any rules adopted under the Bank Secrecy Act by the SEC or the Department of Treasury.

        8.17    FEDERATED

                "Federated" means Federated Investors, Inc. and any of its subsidiaries as the context may require.

        8.18    FUND

                "Fund" means (i) each investment company registered under the 1940 Act (and any series or portfolios of such company) for which an Advisers serves as an investment adviser (as defined in Section 2(a)(20) of the 1940 Act or an Underwriter serves as a principal underwriter (as defined in Sections 2(a)(29) and (40) of the 1940 Act) and (ii) any other investment account or portfolio over which an Adviser exercises investment discretion (whether pursuant to a direct advisory agreement, through a managed account or "wrap fee" program, or otherwise), and (iii) any investment adviser, broker, dealer, bank, or other financial institution to which Federated provides non-discretionary investment advisory services.

        8.19    INDEPENDENT DIRECTOR

                "Independent Director" means a member of the Federated Funds' Board who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

        8.20    INITIAL PUBLIC OFFERING

                "Initial Public Offering" means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

        8.21    INVESTMENT PERSON; INVESTMENT PERSONNEL

                "Investment Person" or "Investment Personnel" means (a) Access Persons with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers and Chief Investment Officers) and individuals who provide information and advice to such portfolio managers (such as Securities analysts); and (b) those who assist in executing investment decisions for the Fund (such as traders) and their related staff members. "Investment Person" or "Investment Personnel" further means any trust in which an Investment Person is a trustee with investment discretion and in which such Investment Person is directly or indirectly a beneficiary, any closely-held entity (such as a partnership, limited liability company or corporation) in which an Investment Person holds a Controlling interest and with respect to which he or she has investment discretion, and any account (including, without limitation, any retirement, pension, deferred compensation or similar account) in which an investment person, directly or indirectly, has a substantial economic interest and over which said Investment Person or family member exercise investment discretion

                Trading activity by an Investment Person's household members will generally be attributed to the Investment Person. (If non-family members also reside in the household, the Investment Person must either declare that the Investment Person has no influence on the investment decisions of the other party or the Investment Person must report the party as an Investment Person.)

        8.22    PRIVATE PLACEMENT

                "Private Placement" (or "limited offering") means an offering that is exempt from registration under the 1933 Act pursuant to
                Section 4(2) or Section 4(6) of the 1933 Act or pursuant to rule 504, rule 505 or rule 506 under the 1933 Act.

        8.23    PURCHASE OR SALE

                "Purchase or Sale" of a Security or Covered Security includes, among other things, the writing of an option, future or other derivative contract to purchase or sell a Security or Covered Security.

        8.24    REPORTABLE FUND

                "Reportable Fund" means any 1940-Act registered open end investment company for which an Adviser serves as investment adviser as defined in Section 2(a)(2) of the 1940 Act, or any 1940-Act registered investment company whose investment adviser or principal underwriter Controls an Adviser, is Controlled by an Adviser or is under common Control with an Adviser.

        8.25    SEC

                The "SEC" means the Securities and Exchange Commission of the United States, and any successor thereto.

        8.26    SECURITY

                "Security" or "Securities" means any security as defined in
                Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act.

        8.27    SUPERVISED PERSON

                "Supervised Person" means directors, officers and partners of an Adviser (or other persons occupying a similar status or performing similar functions), employees of an Adviser, and any other person who provides advice on behalf of an Adviser and is subject to the Adviser's supervision and control.

        8.28    UNDERWRITER

                "Underwriter" means any subsidiary of Federated registered as a broker/dealer with the SEC.

        8.29    VENDOR

                "Vendor" means any borrower, lender, tenant, landlord, supplier, service provider (including, without limitation, a service provider to a mutual fund) or other vendor of Federated (including, without limitation, any Adviser or any other affiliate), any managed account or "wrap fee" program sponsor or turn key platform provider, or any other third party that has or is seeking a relationship with Federated (including, without limitation, any Adviser or other affiliate).


Approved by:____________________________________________ Date:_________________
                President of the Advisory Companies

Approved by:____________________________________Reviewed by:___________________
                        Compliance                            Internal Audit

        ADDENDUM

        ACCESS PERSONS PROCEDURES

1       PRECLEARANCE APPROVAL USING TRADECOMPLY

        (a) All Access Persons who wish to effect a personal Securities transaction, whether a purchase, sale, or other disposition, must preclear the Covered Security in TradeComply prior to engaging in the transaction. Because TradeComply does not include Securities being contemplated for purchase by the Federated Global Management portfolio managers, Access Persons executing transactions in foreign Securities must complete additional preclearance steps. See "Preclearing Foreign Securities".

        (b) When trading options, the Access Person must preclear the underlying Security before entering into the option contract.

        (c) Based on established criteria, TradeComply determines whether the contemplated transaction should be permitted. The primary criterion applied is whether the Covered Security is on the Federated Equity Restricted List or Open Order lists, or whether the Covered Security was traded by any of the Federated advised Funds (fund trade information is updated nightly in TradeComply).

        (d)     Approval is either granted or denied immediately in TradeComply.

        (e) If approval is denied, the contemplated personal transaction in that Covered Security is prohibited until prior approval is subsequently granted upon request in TradeComply.

        (f) If approval is granted, the Access Person is free to effect the personal transaction in that Covered Security until the end of the next trading day only (subject to revocation as contemplated in Section 3.2 of this Code). In this regard, open orders extending beyond the next trading day (good till cancel) must be resubmitted for approval in TradeComply to comply with this Code.

        (g) All trade requests and their dispositions are maintained in TradeComply and reviewed by the Compliance Department in conjunction with other information provided by Access Persons in accordance with this Code.

        (h) The Compliance Department reviews all exceptions generated by TradeComply after Fund trades and personal trades have been compared and determines the appropriate action to be taken to resolve each exception.

2       INVESTMENT COMPANY COMPLIANCE REVIEW

        Access Persons must provide all relevant information concerning investments in Federated funds held in accounts with financial institutions or intermediaries (banks, brokers, dealers, etc.) to the Compliance Department in the same manner and subject to the same timing requirements as individual Securities.

3       NON-U.S. BASED FEDERATED ACCESS PERSONS

        (a) Access Persons who are not located in the U.S. must request preclearance approval from the Compliance Department via email. Access Persons must provide specific trade details including the issuer name, anticipated date of transaction, full name of Security (i.e., title), description (i.e., type), CUSIP or SEDOL number or exchange ticker symbol, number of shares and principal amount, interest rate and maturity date (if applicable), type of transaction (purchase or sale) and an indication of whether the anticipated proceeds of the transaction will exceed $10,000
                (USD).

        (b) The Compliance Department requests preclearance for the transaction through TradeComply on the business day the request is received. The Compliance Department notifies the Access Person via email of the results of the preclearance request.

        (c) If the trade request is approved, the Access Person must execute the trade no later than the close of business on the business day following the date of the request (subject to revocation as contemplated in Section 3.2 of this Code).

4       NON-FEDERATED ACCESS PERSONS

        (a) Transaction and holdings information of non-Federated officers of Federated and/or proprietary funds shall be reviewed on a quarterly basis to determine whether any patterns of conflict are exhibited with any Funds for which Federated has access to Fund transaction information, and

        (b) Data relating to the trades of all personnel designated as Access Persons of a Fund for which Federated does not have access to Fund transaction information will be submitted to Compliance Department or other appropriate personnel of the Fund's adviser for review on a quarterly basis.

        If extraordinary circumstances exist, an appeal may be directed to the Compliance Department. Appeals are solely within the discretion of the Chief Compliance Officer.

        COMPLIANCE DEPARTMENT PROCEDURES

1       PRECLEARANCE

        (a) Preclearance approval and a statement that the Access Person was not aware of any consideration of a Security by research analysts or Fund portfolio managers for a recommendation, an actual Fund trade or an anticipated transaction, shall be conclusive for purposes of reviewing a personal transaction, unless additional facts or a preponderance of circumstances suggest otherwise. This conclusive presumption does not apply to research analysts covering or recommending a Covered Security involved in a Fund trade or portfolio managers of a Fund making a trade in that Security.

        (b) Before approving a preclearance request for a Private Placement, submitted by an Access Person, the Compliance Department shall inquire of Fund managers and head traders as to whether an order is pending or expected to be entered for the same Security. In cases where an Investment Person has submitted the request for preclearance, the Compliance Department shall also notify the Chief Investment Officer to whom the Investment Person reports.

2       INITIAL REPORTING PROCESS

        (a) A member of the Compliance Department meets with each new Access Person and reviews this Code, the Insider Trading Policy and the procedures for preclearing personal Securities transactions through TradeComply.

        (b) The Access Person is required to complete the "Certification and Acknowledgment Form" to acknowledge his/her understanding of this Code and return it to the designated Compliance Assistant within ten (10) calendar days.

        (c) In addition, the Access Person is required to complete the "Personal Security Portfolio Form" which includes the following information:

                (i) the full name (i.e., title), description (i.e., type), CUSIP or SEDOL or exchange ticker symbol), number of shares and principal amount of each Covered Security in which the Access Person (or household member) had any direct or indirect Beneficial Ownership when the person became an Access Person;

                (ii) open account information, including the name and address of any broker, dealer, bank or other financial institution maintaining an account in which any Securities are held for the Access Person's or household member's direct or indirect benefit, and the account numbers; and

                (iii)   the date the Access Person submits the report.

                        Information provided by the Access Person must be current as of a date no more than 45 days before the report is submitted.

                        Except as provided in Section 4.2 of this Code with respect to discretionary accounts, an Access Person need not submit an initial holdings report with respect to Securities held in accounts over which the Access Person or household member had or has no direct or indirect influence or control.

        (d) A separate form must be completed for the Access Person and all household members as defined in Section 8.2 of this Code. The signed form(s) must be returned to the Compliance Department within ten (10) calendar days.

        (e) A member of the Compliance Department inputs current portfolio holdings information into TradeComply as "initial" holdings.

        (f) The Compliance Department notifies each broker, dealer, bank or other financial institution that duplicate confirmations and statements for the Access Person and household members, if applicable, must be sent to the Chief Compliance Officer, effective immediately. The Compliance Department also will obtain reports on accounts held directly with Federated's Transfer Agent or 401k Plan Administrator.

3       QUARTERLY REPORTING PROCESS

        (a) On the first business day after each calendar quarter end, the Compliance Assistant sends an e-mail to each Access Person giving step-by-step instructions on how to complete the quarterly reporting requirements using TradeComply.

        (b) By the date specified by the Compliance Department (but no later than thirty (30) calendar days of the quarter end), the Access Person is required to:

                (i) review for accuracy all Covered Security transactions recorded during the previous calendar quarter in all personal and household member accounts;

                (ii) review all open account information, including names of brokers, dealers, banks and other financial institutions, addresses and account numbers;

                (iii) notify the Compliance Department of any new accounts established with broker-dealers, banks or other financial institutions during the quarter and the date the account was established;

                (iv)    identify the date the access person submits the report;

                (v)     resolve any discrepancies with the Compliance
                        Department;

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                (vi)    record an electronic signature on TradeComply.

                Information provided by the Access Person must be current as of a date no more than 45 days before the report is submitted.

                The information required shall include at least the following information about each transaction involving a Covered Security in which the Access Person or household member had, or as a result of a transaction acquired, any direct or indirect Beneficial Ownership: (1) (A) the date of the transaction, (B) the full name (i.e., title), (C) description (i.e., type), and as applicable (D) CUSIP OR SEDOL or exchange ticker symbol, (E) interest rate, (F) maturity date, (G) number of shares and (H) principal amount of each Covered Security involved, (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (3) the price of the Security at which the transaction was effected, and (4) the name of the broker, dealer, bank or other financial institution with or through which the transaction was effected.

                An Access Person need not submit a quarterly Securities transactions report: (1) except as provided in Section 4.2 with respect to discretionary accounts, with respect to Securities held in accounts over which the Access Person or household member had no direct or indirect influence or control (unless otherwise required under this Code); or (2) with respect to transactions effected pursuant to an Automatic Investment Plan; or (3) to the extent that the report would duplicate information contain in broker trade confirmations or account statements delivered to Federated so long as such trade confirmations or account statements are received by the Compliance Department by the date specified by the Compliance Department (but in no later than 30 days after the end of the applicable calendar quarter).

        (c) Lisa Bernett, Compliance Officer, reviews Covered Security transactions executed by any Access Person during the calendar quarter periodically throughout the quarter using the Compliance Monitor function in TradeComply.

        (d) The Compliance Department issues memos to each Access Person if any transactions he or she has executed during the quarter have been deemed to be either exceptions to or violations of this Code's requirements.

        (e) Based on the activity and the responses to the memos, the Compliance Department may impose any of the sanctions identified in Section 7 of this Code.

4       ANNUAL REPORTING PROCESS

        (a) At least annually, the Compliance Department requires that each Access Person read this Code and certify and acknowledge his/her understanding of this Code and its requirements.

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        (b)     This re-certification is required to be completed within thirty
                (30) calendar days of the request. The Compliance Department monitors compliance with this requirement through the electronic signatures on TradeComply.

        (c) At the same time, the Compliance Department provides each Access Person with a current list of Securities held in the Access Person's account(s) on TradeComply.

        (d) By the date specified by the Compliance Department (but not later than thirty (30) calendar days after the request), the Access Person is required to:

                (i) review for accuracy all Securities held in all personal and household member accounts, including the full name (i.e., title), description (i.e., type), CUSIP or SEDOL or exchange ticker symbol, number of shares and principal amount of each Covered Security in which the Access Person or household member had any direct or indirect Beneficial Ownership;

                (ii) review all open account information, including names of brokers, dealers, banks and other financial institutions, addresses and account numbers;

                (iii)   identify the date the Access Person submits the report;

                (iv)    resolve any discrepancies with the Compliance
                        Department; and

                (v)     record an electronic signature on TradeComply.

                Except as provided in Section 4.2 with respect to discretionary accounts, an Access Person need not submit an initial holdings report with respect to Securities held in accounts over which the Access Person or household member had or has no direct or indirect influence or control.

5       REPORTABLE FUNDS TRANSACTIONS

        On a quarterly basis, the Compliance Department will request and review a report of registered investment company Securities transactions by Access Persons and Investment Personnel from both the Federated Transfer Agent and the 401k Plan Administrator and from other accounts reported by Access Persons and Investment Personnel. Any issues relating to such trading will be communicated to the Compliance Department, which will review the documented circumstances, discuss the issue with management and take appropriate action, including, without limitation, possible sanctions.

6       REPORTING TO THE BOARD OF DIRECTORS

        (a) Each quarter, the Compliance Department will provide reports of any substantive or material violations of this Code to the Board of Directors' Audit Committee. The Compliance Department will also report any difficulties in administration of this Code and any trends or patterns of

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                personal Securities trading which are deemed by the Compliance
                Department to be violations of this Code.

        (b) The Compliance Department provides the Board with the name of the Access Person; the type of violation; the details of the transaction(s); and the types of sanctions imposed, if any.

        (c) At least annually, the Compliance Department shall certify that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

7       RECORD KEEPING REQUIREMENTS

        The Compliance Department maintains the following books and records in TradeComply for a period equal to (a) no less than six (6) calendar years or (b) any longer period that may be required under applicable law:

        (a)     a copy of this Code (current and for the past five years)

        (b) a record of any violation of this Code and any action taken as a result of the violation;

        (c) a record of all written acknowledgments of access persons (current and for the past five years).

        (d) a record of each report made by an Access Person, including initial, quarterly and annual reporting (and including any information on a broker trade confirmation or account statement that was submitted in lieu of such reports);

        (e) a record of all Access Persons (current and for the past five years);

        (f) a record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities by Access Persons in an Initial Public Offering (or IPO) (to the extent approved as satisfying the limited exceptions in Sections 5.2(a) or (b) to the general prohibition) or Private Placement;

        (g)     a record of persons responsible for reviewing reports; and

        (h) a copy of any supporting documentation used in making decisions regarding action taken by the Compliance Department with respect to personal Securities trading.

        Such records will be kept in such locations, and for such periods, as required under the Advisers Act and the 1940 Act.